Exhibit 10.2

AGREEMENT TO PURCHASE MINERALS

Buyer:	AuraSource, Inc.	Seller:	Gulf Coast Mining Group, LLC

THIS AGREEMENT TO PURCHASE MINERALS (the “Agreement”) is entered into as of February 9, 2012, by and between AuraSource, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Buyer”), and Gulf Coast Mining Group, LLC, a limited liability company organized and existing under the laws of the State of Nevada (the “Seller”) (the Buyer and Seller being sometimes referred to herein individually as “Party” and collectively as the "Parties").

WHEREAS, the Seller has agreed to supply (i) higher content iron ore, lower content iron ore and manganese ore (collectively, the "Minerals") to the Buyer on a non-exclusive basis; and

WHEREAS, the Buyer wishes to purchase from the Seller the Minerals, as described further in this Agreement, and Precious Metals as described in the attachment hereto.

NOW THEREFORE, in consideration of and based on the foregoing premises, the agreements contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer agrees to buy and the Seller agrees to sell the Minerals and Precious Metals on the terms and conditions stated in this Agreement.

Section 1.                Commodity.

Name of Commodity:	Iron Ore and Manganese Ore
Packing:	Loose in bulk
Ports of Export:	Mexico
Delivery:	Modified FOB -- Higher content 64% Fe iron ore Modified FOB -- Lower content 45% Fe iron ore Modified FOB -- Manganese ore

Section 2.                Term and Delivery Schedule.

2.1.   Term.

This Agreement shall commence on the date hereof and shall continue until the last scheduled delivery hereunder (the “Term”).

2.2.   Delivery Schedule.

The first delivery of each of the Minerals shall occur within a certain number of days following Pre-Payment, as that term is hereinafter defined, or as may be otherwise agreed by the parties. The Seller shall arrange delivery of the Minerals during the Term in such amounts per month as follows, such First Shipment being deemed Month 1 in the following table:

Section 3.                Specifications.

3.1.   Chemical Composition (on dry basis, percentage by weight).

3.2.   Moisture Content of Minerals (Free moisture loss at 105 degrees centigrade):

3.3.   Physical Specification.

Section 4. Closing.

4.1.   Due Diligence.

The Buyer has conducted due diligence regarding the Seller, its mining properties and related permits and has been given the opportunity to ask questions and received such information as Buyer has deemed necessary and advisable, in its sole discretion, prior to execution of this Agreement.

The Seller confirms that it has the right to sell the Minerals, that the Minerals are free from any and all encumbrances, and this agreement and the sale of Minerals does not violate or is in conflict with any federal, state or local laws.

4.2.   The Closing

The execution of this Agreement and the closing of this transaction may take place remotely via the exchange of documents and signatures and the wire transfer of the Pre-Payment shall occur within 30 days of the execution of this agreement and as that term is defined below. Commencement of processing for Delivery of Minerals is subject to receipt by the Seller of the Pre-Payment, as that term is defined below. If Buyer is delayed past 30 days in making its Pre-Payment to the Seller, Seller may terminate this Agreement, return the Pre-Payment and neither party shall bear liability therefor.

Section 5.                Price, Payment Terms and Delivery.

5.1.   Base Price.

The price for each of the Minerals shall be payable on a Modified FOB basis in United States Dollars as set forth below under Ex works (the “Base Price”). To the extent Ex works price plus logistics to loading on vessel at port inclusive of Customs Docs and Storage at the port (the "Actual FOB Cost") exceeds Modified FOB price, the ex-works price shall be reduced by said amount. To the extent the Actual FOB Cost is less than the Modified FOB price, the Seller's Ex works price shall be increased by said amount; provided, however, that third party fuel surcharges included as a term of Buyer's transportation contracts are Buyer costs outside of the control of the Seller and shall not be included in the determination of any increase or decrease with respect to Modified FOB price.

5.2.   Pre-Payment.

(i)               In order to commence the Delivery Schedule set forth in Section 2.2 hereof, the Buyer shall wire transfer to the Seller a pre-payment to be applied to the first shipment of each of the Minerals (the “Pre-Payment”). The Seller shall provide its bank wire coordinates to the Buyer by separate instruction.

(ii)             Such Pre-Payment will be credited to the Buyer and shall reduce the payment due from Buyer with respect to the first shipment. Amounts owed under the Seller's weekly invoices to the Buyer, as described below, shall be offset to the extent of any Pre-Payment amount still existing as a credit to Buyer's account.

(iii)           The Pre-Payments for each of the Minerals are:

5.3.   Payment.

Payments of Seller's invoices, following crediting of Buyer's Pre-Payment, shall be made in cash by wire transfer on Monday (the "Payment Date") for all Minerals delivered to Delivery Site (as set forth in Section 5.1) on the Saturday, Sunday, Monday Tuesday, Wednesday, Thursday and Friday preceding the Payment Date. In the event the Payment Date coincides with a banking holiday in the United States, the wire transfer shall be made during banking hours on the day immediately following the banking holiday. Confirmation of payments by wire transfer shall be made no later than 1:00PM Pacific Standard Time, on each Payment Date. The Seller's invoices shall be based on (i) the analysis of chemical specifications, in accordance with Sections 6.1, 6.2 and 6.3; and (ii) the weight determined at the railhead as described in Section 6.4. Seller shall provide its bank wire transfer instructions to Buyer by separate written notification. Buyer grants Seller a security interest in all unpaid Minerals Delivered until fully paid.

In the event the Buyer fails to make its cash wire transfer in the Seller's invoice amount as set forth above, then (i) Buyer's entitlement to the iron ore shall be suspended until such time as it becomes current on its outstanding invoice(s); (ii) Seller shall be entitled to sell any or all of its iron ore to another party; and (iii) Seller shall have no liability if it is does not provide sufficient tonnage of iron ore, in accordance with the monthly production schedule during the one-month period following the month and if Buyer has not made the payment on or before the date that is sixty (60) after the date during which such suspension of Seller's entitlement occurs, Seller may terminate the Agreement with Buyer.

5.4.   Logistics.

Modified FOB shall refer to the following:

(i) The Seller shall arrange all logistics from the loading of the Minerals at the Delivery site and transport by truck and rail to the port and loading on to the ship.

(ii) The Seller shall clear the Minerals for export and provide appropriate invoicing and bills of lading to evidence transfer of title subject to payment. The Seller shall perform customs, port storage, testing, export documentation and shipping arrangements for the first six months from the first shipment date and shall assist the Buyer thereafter.

(iii) The Buyer shall pay or assign letter of proceeds credit for all costs, duties, fees and other related expenses for the matters referenced in Sections 5.4(i) and 5.4(ii) above.

(iv) Neither of the parties shall be liable to the other in the event of non-performance by the logistics company.

5.5.   Title and Risk.

The title to the Minerals shall pass immediately from Seller to Buyer (i) upon wire transfer of the Pre-Payment described in Section 5.2(i); and, thereafter, (ii) upon Seller's receipt of payment minus advanced amounts set forth in Section 5.4 (iii)via wire transfer as set forth in Section 5.3. All risk of loss, damage or destruction respecting the iron ore shall pass to Buyer when Buyer takes physical possession of the Minerals.

Section 6.                Weight and Analysis.

6.1.   Seller's Certificate; Pre-Delivery Adjustments.

Seller's certificate regarding conformance with contract specifications based on its spectrometer analysis of chemical composition taken at the Delivery Site shall serve as the basis for the Seller's invoice to Buyer, as to specification conformance, unless the Buyer presents a differing analysis. Buyer is entitled to send its own expert to the Delivery site, at its expense, to (i) draw representative samples for the purpose of moisture determination, sizing and chemical composition; and (ii) provide its own certificate showing details of the results. The results thus determined shall be presented to the Seller and, in the event of any variance between the Certificates, the parties shall determine in good faith any adjustment to be made to Seller's invoice amount, prior to Delivery, and shall make such further adjustments as may be appropriate in accordance with Section 6.2 hereof.

6.2.   Base Price Adjustment.

If the shipment of higher content iron ore fails to meet any of the chemical or size specifications provided in Section 3, as finally determined in accordance with the provisions of this Section 6, the Base Price set forth in Section 5.1 shall be increased or reduced

6.3.   Final and/or Umpire Analysis.

With respect to the higher content iron ore, following testing by the Buyer and the Seller, if the content percentage of Fe in Buyer's and Seller's tests differs by less than 0.5%, then the average of all of exchanged testing results for the Fe and all other elements shall be final for purposes of determining invoice amount and payment due pursuant to Sections 6.1 and 6.2 hereof. Should the Fe content percentage in Buyer's and Seller's tests differs by more than 0.5%, Buyer shall consult with Seller to reconcile such difference and agree upon a final analysis. If after consultation between Buyer and Seller the difference(s) cannot be reconciled, then at the request of Seller, the sample held for umpire shall be analyzed for all contractual elements by Inspectorate America Corporation, Houston, Texas, USA, and the certificate of analysis issued by such umpire shall be final for purposes of determining pricing. The cost of the umpire analysis shall be for the account of the party whose analysis differs farthest from the umpire analysis, and if the result of such umpire analysis is the mean (+/- 0.01%) of the analyses of Buyer and Seller then such cost shall be equally borne by both parties. In the event that a dispute under this section delays a scheduled delivery, such delayed delivery shall not be deemed a breach of this Agreement.

6.4.   Weight.

The invoice of the Buyer's contracted trucking company (i) shall include total tonnage transported and weighed at the rail facility; and (ii) shall be copied to Seller for purposes of finalization of its invoice to Buyer.

Section 7.                Representations and Warranties.

Each party hereby represents and warrants to the other party hereto that:

(i)                        it is validly existing and in good standing in the jurisdiction of its formation;

(ii)                      all necessary or advisable corporate action has been taken to authorize, and all necessary or advisable consents and authorities have been obtained and remain in full force and effect to permit it to enter into and perform its obligations under this Agreement and all other agreements executed in connection herewith;

(iii)                    this Agreement constitutes or will, when executed and delivered, constitute its legal valid and binding obligations, enforceable against each party in accordance with the respective terms thereof; and

(iv)                    the execution and delivery of, and the performance of the provisions of, this Agreement do not contravene any applicable law or regulation existing as of the date hereof or any contractual restriction binding on it or the articles of organization or operating agreement thereof.

Section 8.                Confidentiality.

Except as otherwise contemplated by this Agreement, each party (the “receiving party”) undertakes that, in order to protect the proprietary interest of the other party (the “disclosing party”) in the disclosing party’s trade secrets and confidential information, it will not, during the term of this Agreement nor at any time thereafter, either use or exploit in any manner, or directly or indirectly divulge or disclose to others any of the disclosing party’s trade secrets and confidential information. The receiving party shall treat all trade secrets and confidential information disclosed to it as strictly confidential and only use such trade secrets and confidential information for the purposes of this Agreement. Each party shall ensure that its directors, officers, employees, agents, representatives, Affiliates and attorneys comply at all times with this confidentiality undertaking. This Section 8 does not apply to (i) information which is public other than because of a breach of this clause; (ii) disclosure required by law or stock exchange listing requirements; or (iii) disclosure to a party's related companies, auditor, banker or advisors.

Section 9. Public Announcements

In the event Buyer or any affiliate plans to issue a press release for a current report on Form 8-K regarding this Agreement or the current business activities of Seller or the parties, Buyer agrees to first consult with Seller regarding the content of such press release prior to its distribution to the public. Buyer shall email the draft press release to Seller for comment prior to release and Seller agrees to respond promptly with its comments for review by Buyer. Due consideration shall be given to the Seller with respect to requested revisions to the press release, especially where the disclosure of information affects Seller and is not mandatory under SEC rules and regulations.

Section 10.            Arbitration of Disputes; Governing Law.

10.1.                    Arbitration.

The parties agree to negotiate in good faith to resolve any disputes, disagreements, questions, claims, or similar matters in regard to this Agreement or any matter in regard to the relationship between the parties. If such matters cannot be resolved by negotiations between the parties, such matters shall be resolved by mandatory arbitration by a single arbitrator.

10.2.                    Selection and Procedures.

No later than thirty (30) days after written demand for arbitration is made by one party and received from the other party, each party shall agree upon the arbitrator. If no agreement regarding selection of an arbitrator has been reached after good faith efforts by both parties, each party shall engage the services of an attorney for the specific purpose of conferring with the other party's attorney in order to promptly select an arbitrator in compliance with this Section 10.2. The individual selected as arbitrator shall thereafter be jointly engaged by the parties to arbitrate the disputed matter pursuant to procedures established by such arbitrator.

10.3.                    Law and Venue; Decision.

The arbitrator shall interpret all controversies and claims arising under or relating to this Agreement in accordance with the laws of Arizona without regard to its choice of laws or principles. The arbitration must be conducted in Maricopa County, Arizona and the prevailing party shall be entitled to recover all expenses of arbitration, including reasonable attorney’s fees. Neither party shall be prevented from seeking a temporary restraining order, preliminary injunction, or other equitable remedy in court in order to preserve the status quo or to prevent irreparable harm as contemplated by Section 8 hereof. Except for such injunctive relief, this provision for arbitration shall be an absolute bar to any other legal proceedings between the parties hereto and the arbitrator’s decision shall not be appealable. The arbitrator shall provide in writing to the parties the basis for the award or order of such arbitrator. The arbitrator will have the power to award counsel fees and expenses, as well as dispute resolution costs to the prevailing Party. Notwithstanding anything herein to the contrary, the arbitrator shall not award any consequential, incidental, indirect, special, punitive or exemplary damages hereunder or in connection herewith. Any award, order, or judgment pursuant to arbitration may be entered and enforced in any court of competent jurisdiction and each party hereby submits to the jurisdiction of any such court for purposes of enforcement of such award, order or judgment.

Section 11.            Force Majeure.

11.1.                    Liability.

No party hereto shall be liable for any failure to perform the terms of the Agreement so long as and to the extent that such failure is due to Force Majeure. “Force Majeure” means acts of God, national or industry-wide strikes, national or industry-wide lockouts, or other national or industry-wide labor disputes or disturbances, civil disturbances, arrests and restraint from rulers or people, interruptions or terminations by or as a result of government or court action or orders, or present and future valid orders of any regulatory body having jurisdiction, acts of the public enemy, wars, riots, terrorism, blockades, insurrections, epidemics, landslides, lightning, earthquakes, fire, loss, floods, washouts, explosions, breakdowns or accidents, or any other similar cause, which prevent that party from performing any of its obligations or enjoying any of its rights under or pursuant to this Agreement in whole or in part, provided that such event was beyond the control of the party claiming Force Majeure. The Force Majeure shall, so far as possible, be remedied with all reasonable dispatch by the affected party, and, thereafter, the affected party will use its good faith commercial efforts to resume full performance of its obligations under this Agreement.

11.2.                    Notification.

The party whose performance is affected or who has reason to believe that such performance may be affected by reason of Force Majeure shall as promptly as possible, but not later than fifteen (15) business days from the occurrence of a Force Majeure event, give written notice thereof to the other party, giving the particulars of the event and supporting documentation if available. The failure to comply with such notification deadline shall not affect the party's right to claim Force Majeure if the other party has knowledge of such Force Majeure event. The party so affected shall also take reasonable steps to resume performance hereunder with the least possible delay and shall give written notice when the Force Majeure ceases.

11.3.                    Suspension of Performance.

If suspension of performance by one party due to Force Majeure circumstances exceeds three months, either party will have the right to terminate the contract in which case neither party shall have the right to claim damages for non performance caused by Force Majeure. Each party will use good faith efforts to minimize and mitigate the damage or effect of any delay caused by any Force Majeure. In the event Buyer claims Force Majeure, Seller shall not be prohibited from selling its Minerals to a third party.

Section 12.                        Indemnification and Release

12.1.                    Indemnification by Parties.

In accordance with and subject to the limitations set forth in this Section 11, the Indemnifier Party shall indemnify, defend and hold harmless each other indemnified Party (as defined below) from and against any and all amounts payable, payments, losses, damages, claims, demands, actions or causes of action, liabilities, settlements, judgments, reasonable out-of-pocket costs and expenses, including interest, penalties, fines and fees (including reasonable attorneys’ fees and costs of Claims) (collectively, “Losses”) incurred by (i) indemnified Party, (ii) the directors, officers, stockholders, employees, agents and representatives of Seller; and (iii) the respective successors and assigns of each of the foregoing (each of the foregoing being referred to herein as a "Indemnified Party Group Member") arising out of or resulting from any Losses in connection with the willful misconduct of the other Party.

12.2 Notice of Claims.

(i)                        An Indemnified Party Group Member seeking indemnification hereunder (in such capacity, the “Indemnified Person”) shall give to the Indemnifier Party a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount of such claim; provided that failure to give such Claim Notice shall not relieve the Indemnifying Person of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(ii)                      After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Person shall be entitled under this Article IX shall be paid promptly, but no later than ten (10) banking days of receipt of the Claim Notice, which shall include the amount required for the defense of such claim and/or Losses; provided, however, that the Indemnifier Party, as the party required to fully indemnify the Indemnified Party against any claim and/or Losses, may retain counsel acceptable to the Indemnified Party to carry out such defense.

Section 13.            Miscellaneous.

13.1.                    Survival.

(i) The representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue for a period beginning on the Closing Date and ending on the date that is twelve (12) months following the Closing Date.

(ii) The covenants, obligations and other agreements of the Parties contained in this Agreement shall survive the Closing until such covenant, obligation or agreement is fully performed, whether by its terms or as a matter of applicable law.

13.2.                    Definitions.

Delivery	Means delivery on a Modified FOB basis.
DMT	Dry Metric Ton
Dollars and Cents (or symbols therefore)	Means dollars and cents in lawful currency of the United States of America. All currency referred to herein is in US Dollars and US Cents.
Modified FOB	Refers to the method of delivery as that term is described by ICC Incoterms 2010, as modified by the language of Section 5.4 hereof.

13.3.                    Severability; Counterparts.

If any provision of this Agreement is held to be invalid or unenforceable, such provision shall not affect this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable; provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either party. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures or signatures in PDF format shall, for all purposes, be treated as originals.

13.4.                    Amendments; Waivers.

(i)          No amendment of any provision of this Agreement or any Addendum shall be effective unless it is in writing (which includes writing contained in email) and signed by authorized representatives of both parties hereto.

(ii)        No failure on the part of either party to exercise, and no delay in exercising, any right hereunder or under any related documents shall operate as a waiver thereof by such party, nor shall any single or partial exercise of any right hereunder or under any other related document preclude any other or further exercise thereof or the exercise of any other right.

13.5.                    Notices.

(i) All demands, notices, requests and consents hereunder (“Notices”) shall be in writing, in the English language and shall be deemed to have been duly given if personally delivered by courier service, messenger or telecopy, or by certified or registered mail, postage prepaid, return receipt requested, or by Email Notice, to the following contact information, or such other contact information as may be furnished hereafter by notice in writing, to the following parties:

In case of Buyer: AuraSource, Inc. 1 Fax:	In case of Seller: Gulf Coast Mining Group, LLC

(ii) All Notices shall be effective either:

(a) at the time of actual delivery thereof; or

(b) if given by telecopy, upon electronic confirmation of delivery; or

(c) if given by certified or registered mail, ten (10) business days after certification or registration thereof, to any officer (or an authorized recipient of deliveries to the office) of the party to whom given; or

(d) by email, if the recipient specifically acknowledges receipt of such notice sent via email ("Email Notice").

(e) All Notices must have a copy sent by email to all of the addresses above to be considered effective.

13.6. Effective Date.

This Agreement is effective as of February 10, 2012.

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IN WITNESS WHEROF, the parties have duly executed and delivered this Agreement as of the date first above written and the below electronic signatures are to be considered original and legally binding.

BUYER: AURASOURCE, INC. By: ____/s/_Philip Liu________________ Name: Philip Liu Title: Chairman and CEO	SELLER: GULF COAST MINING GROUP, LLC By: _____/s/ David Shaheen________________ Name: David T. Shaheen Title: Manager

Gulf Coast Holdings, LLC hereby agrees to and consents to the Agreement

By: _____/s/ David Shaheen_________

Name: David T. Shaheen

Title: Manager